Exhibit 99.1

2011 ANNUAL REPORT ON FORM 10-K

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information Regarding Directors and Nominees

The following table sets forth information regarding the current members of the Heckmann Corporation (the “Company”) board of directors (the “Board”), including the Class II nominees proposed to be elected at the 2012 Annual Meeting of Stockholders of the Company. There are no family relationships between any directors or executive officers of the Company.

Name	Position with our Company	Age	Director Since

Class II Directors Nominated for Election at the 2012 Annual Meeting of Stockholders Whose Terms, if elected, Will Expire at the 2015 Annual Meeting of Stockholders:

J. Danforth Quayle	Director	65	2007
Andrew D. Seidel	Director	49	2008

Class III Directors Whose Terms Expire at the 2013 Annual Meeting of Stockholders:

Richard J. Heckmann	Chairman and Chief Executive Officer	68	2007
Alfred E. Osborne, Jr.	Director	67	2007
Kevin L. Spence	Director	55	2010

Class I Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders:

Edward A. Barkett	Director	45	2009
Lou Holtz	Director	75	2007
Robert B. Simonds, Jr.	Vice-Chairman	49	2010

Class II Directors Nominated for Election at the 2012 Annual Meeting Whose Terms, if Elected, Will Expire at the 2015 Annual Meeting

J. Danforth Quayle has served a director since May 2007. Mr. Quayle is currently the chairman of Cerberus Global Investments, a position he has held since 1999, when he joined Cerberus Capital Management, one of the world’s leading private investment firms, with over $27 billion in committed capital and offices in New York, Chicago, Los Angeles, Atlanta, London, Baarn (The Netherlands), Frankfurt, Osaka and Tokyo. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing for Cerberus in North America, Asia and Europe. Prior to joining Cerberus, Mr. Quayle had served as a congressman and senator from the State of Indiana and as the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle to head of the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. Mr. Quayle has made official visits to numerous countries and was chairman of the National Space Council. Since leaving public office in 1993, Mr. Quayle has authored three books, including Standing Firm, A Vice-Presidential

Memoir. He established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management in Phoenix, Arizona. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan. In addition, Mr. Quayle has served on many public and private companies Boards’ during the past 20 years, including board and committee service with USFilter and K2.

We believe that Mr. Quayle’s broad experience, including government service, provides the Board with unique insight into leadership and oversight responsibilities. His position as Chairman of Cerberus Global Investments coupled with his active involvement in new business sourcing and marketing also makes Mr. Quayle well-suited to advise the Board on its operations and investments. In addition, Mr. Quayle’s long-time service on public and private companies’ boards provides him with a deep understanding of issues facing public companies such as ours.

Andrew D. Seidel has served as a director since October 2008. Since 2006, Mr. Seidel has served as the Chief Executive Officer of Underground Solutions, Inc., a water infrastructure and pipeline company located in Poway, California. From 2000 to 2005, Mr. Seidel served as both Chief Executive Officer and Chief Operating Officer of USFilter, then a wholly-owned subsidiary of Veolia Environnement, SA (NYSE: VE), until its sale to Siemens, AG. Mr. Seidel also served on the Management Board of Veolia Environnement, SA from 2001 to 2004. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of US Filter. From 1990 to 1991, he was a senior consultant with Deloitte & Touche Management Consulting and from 1984 to 1989, he held various positions of increasing responsibility within the rocket motor engineering and specialty chemical divisions of Hercules, Inc. Mr. Seidel currently serves as an Advisory Council Member of Vantage Point Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a director of Aqua America (NYSE:WTR), USFilter and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to Home Depot in 2006. Mr. Seidel received his Bachelor of Science in Chemical Engineering from the University of Pennsylvania in 1984, and his Masters of Business Administration from The Wharton School, University of Pennsylvania, in 1990.

We believe that Mr. Seidel’s more than 20 years of water industry experience provides the Board with an invaluable perspective and expertise relevant to the Company’s business of buying and building companies in the water sector. Mr. Seidel’s experience serving with other public and private companies, including five years in executive positions with Veolia Environnement, SA, and six years in executive positions with Underground Solutions, Inc. also makes him experienced in financial accounting and SEC compliance issues and brings to the Board the insight of a business leader who has evaluated operational and business issues similar to those facing the Company.

Directors with Terms Expiring at the 2013 Annual Meeting (Class III)

Richard J. Heckmann has served our Chairman and Chief Executive Officer and as a director since May 2007. Mr. Heckmann previously served as Chairman of the board of directors and Chief Executive Officer of K2, a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007. K2 was acquired by Jarden Corporation on August 8, 2007. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled revenues, which grew from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006 and tripled net income which grew from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, Mr. Heckmann founded USFilter in 1990 and was its Chairman, Chief Executive Officer and President. Through a series of acquisitions, USFilter grew from annualized revenues of approximately $17 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. In addition to 40 years of executive management of large operating companies, Mr. Heckmann has extensive experience with business acquisitions. While he was with USFilter, it successfully completed more than 150 acquisitions. Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of USFilter’s and K2’s acquisitions. During Mr. Heckmann’s tenure at K2, K2 successfully completed more than 20 acquisitions. Mr. Heckmann is also part owner of the National Basketball Association’s Phoenix Suns franchise. In 2003, Mr. Heckmann was appointed to the Corporate Accountability and Listing Standards Committee, a special governance committee of the New York Stock Exchange (“NYSE”). He also served as chairman of the Listed Company Advisory Committee of the NYSE from 2001 to 2003. Mr. Heckmann has served on many public and private company boards during the past 40 years and he currently serves on the board of directors of Jarden Corporation (NYSE: JAH).

We believe that Mr. Heckmann’s extensive experience with business acquisitions and corporate finance and past positions with K2 and USFilter provide the Board with a unique perspective on operational matters and issues involved in the Company’s businesses and strategies. His current position as our Chairman and Chief Executive Officer also brings to the Board knowledge of the day-to-day operations of the Company, which provides invaluable insight to the Board as it reviews the Company’s strategic and financial plans. Mr. Heckmann’s prior involvement with the NYSE as well as his 40 years of service on the boards of many public and private companies also gives him extensive knowledge on the operations of public companies and potential issues facing companies such as ours that are listed on the NYSE.

Alfred E. Osborne, Jr. has served as a director since May 2007. Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Emmaus Life Sciences, Inc., a pharmaceutical company; Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company; and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent, International Value, and New Income Funds. Dr. Osborne has served on many public and private company boards during the past 30 years, including service on audit and governance committees. In addition, Dr. Osborne has agreed to join the board of directors of Fulcrum BioEnergy, Inc., a private biofuels company, based in Pleasanton, California. Accordingly, when Fulcrum BioEnergy, Inc. completes a public offering, Dr. Osborne would then be a director on four public company boards, Emmaus Life Sciences, Inc. and Kaiser Aluminum, Inc. (as mentioned above), the Company, and Fulcrum BioEnergy, Inc.

We believe that Dr. Osborne’s background in entrepreneurial studies at UCLA makes him well positioned to understand complex organizational, financial, and managerial issues facing growth-oriented companies which helps the Board understand issues which may exist at our Company as well as the companies that we may acquire. In addition, his service on the board of directors of financial companies provides him with an understanding of financial and accounting issues which makes him a valuable resource to our Board and the Audit Committee. His long-time service on audit and governance committees on the boards of many public and private companies brings to the Board extensive experience with audit matters and governance issues.

Kevin L. Spence has served as a director since December 2010. Mr. Spence is currently the Chief Financial Officer of Purpose Technologies, a position he has held since March 2010. He has 25 years of experience in the financial and accounting fields, with prior positions including Chief Financial Officer of Citation Technologies, Inc., a leader in online document management solutions from since 2002, and Executive Vice President and Chief Financial Officer of USFilter from January 1992 to December 2000. Prior to that, he was an audit partner with the international accounting firm of KPMG LLP. Mr. Spence was Chief Financial Officer of GreenCore Technologies, Inc. (f/k/a AquaCell Technologies, Inc.) from January 2007 to December 2008. Mr. Spence also concurrently served as President and Chief Financial Officer of Aquacell Water, Inc., a former wholly owned subsidiary of GreenCore Technologies that shared corporate offices and operated under the same executive management team as GreenCore Technologies after its spin-off in 2006. On November 7, 2008, an involuntary petition for liquidation under Chapter 7 was filed against GreenCore Technology, Inc. in the U.S. Bankruptcy Court for the District of Delaware.

We believe that Mr. Spence’s background as a present and prior Chief Financial Officer of various companies and as an audit partner at KPMG LLP provides the board with keen insight on matters relating to strategic planning, financial reporting and financial management. Mr. Spence’s financial background and broad experience with management issues makes him a valuable resource to the Board and the Audit Committee.

Class I Directors Whose Terms Expire at the 2014 Annual Meeting of Stockholders.

Edward A. Barkett has served as a director since February 2009. Mr. Barkett is the founder and currently the president of Atlas Properties, Inc., a real estate development and management firm, a position he has held since 1993. For nearly 20 years, Mr. Barkett has been actively involved in building and managing complicated businesses, and in real estate investing, development, construction, leasing, and financing throughout the United States. Mr. Barkett is also a member of the board of directors of Basha’s, Inc. the largest grocery store chain in the State of Arizona, and a member of the board of directors of the San Joaquin Partnership, a public/private economic development corporation dedicated to job creation in San Joaquin County, California. Mr. Barkett received a Bachelor of Arts degree in Economics from the University of California at Los Angeles in 1988, and Juris Doctorate and Master of Real Estate Development degrees from the University of Southern California in 1991.

We believe that Mr. Barkett’s background in real estate investing and financing provides the Board with an invaluable perspective on investing which is useful in the Company’s business of buying operating businesses. In addition, Mr. Barkett’s experience actively building and managing complicated businesses provides the Board with significant expertise relevant to the Company’s business of buying and building companies.

Lou Holtz has served as a director since May 2007. Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary

College from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit. Mr. Holtz has served on many public and private companies’ boards during the past 20 years, including advisory and consulting services with United States Filter Corporation (“USFilter”) and board service with K2, Inc. (“K2”). Mr. Holtz is a nationally recognized speaker often engaged by public and private businesses, government, and military organizations to provide insight and guidance on leadership and motivational issues applicable to multiple generations of executives, managers, and employees.

We believe that as a successful coach for both collegiate and professional football for over 30 years, Mr. Holtz brings to the Board significant leadership and management skills. Mr. Holtz’s status as a national recognized speaker on leadership issues also makes him well-suited to provide the Board with guidance and insight on leadership matters facing the Company. In addition to Mr. Holtz’s ownership interest in several enterprises together with his long-time service on many public and private companies’ boards gives him substantial experience on governance matters and makes him a valuable resource to our Board.

Robert B. Simonds, Jr. has served as a director since May 2010 and as Vice Chairman since October 2010. Mr. Simonds is a long time advocate for water rights and policy issues and in the immediate past was the Chairman of the Blue Ribbon Committee of the Metropolitan Water District (“MWD”) of Southern California, the world’s largest water wholesaler, where he represented the city of Los Angeles from 2004 to 2006. His family owns and controls water rights in Arizona. MWD’s blue ribbon committee makes recommendations for new business models and strategies to position MWD to meet the region’s water-related needs for the future. Mr. Simonds is also the Chairman of the Robert Simonds Company and a seasoned producer of over 30 major motion pictures that have generated in excess of $3.5 billion in worldwide revenue. Titles in his repertoire include Cheaper by the Dozen, Herbie: Fully Loaded, Just Married, The Wedding Singer, Happy Gilmore, Billy Madison, and The Pink Panther franchise. He serves on the board of the Yale School of Management. He is a governor of the Natural History Museum of Los Angeles County. Mr. Simonds graduated summa cum laude from Yale University.

We believe Mr. Simonds brings extensive experience and knowledge in water rights and policy issues that are critical to the Company’s domestic and international operations focusing on buying and building companies in the water sector. In addition, Mr. Simonds’ involvement with MWD is invaluable in providing the Board with insight on the operations and strategic direction of companies in the water sector.

Executive Officers

The Company’s executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names and certain biographical information regarding the Company’s executive officers as of March 10, 2012.

Name	Position with our Company	Age	Executive Officer Since
Richard J. Heckmann*	Chairman and Chief Executive Officer	68	2007
Charles R. Gordon	President and Chief Operating Officer	54	2010
Damian C. Georgino	Executive Vice President, Corporate Development and Chief Legal Officer	51	2010
Brian R. Anderson	Executive Vice President - Finance	58	2008
W. Christopher Chisholm	Executive Vice President and Chief Financial Officer	52	2011

*	See “Information Regarding Directors and Nominees” for biographical information regarding Mr. Heckmann.

Charles Gordon, President and Chief Operating Officer

Mr. Gordon has served as our President and Chief Operating Officer since October 2010. As President and Chief Operating Officer, Mr. Gordon is responsible for the operations of the Company and carrying out our growth and acquisition strategy. Prior to joining our company in 2010, Mr. Gordon served as President and Chief Executive Officer of Siemens Water Technologies, a global business unit of Siemens AG. Siemens Water Technologies is a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2007 and as Executive Vice President of the USFilter Water & Wastewater Services and Products Group from 1999 to 2005. Siemens acquired the USFilter Water and Wastewater business from Veolia Environment in 2004. Prior to 1999, Mr. Gordon’s experience included various executive positions with USFilter during the company’s high growth years. Mr. Gordon received his undergraduate degree from the University of South Dakota and his Masters of Business Administration from the Babcock School of Wake Forest University.

Damian C. Georgino, Executive Vice President, Corporate Development and Chief Legal Officer

Mr. Georgino serves as our Executive Vice President, Corporate Development and Chief Legal Officer. Mr. Georgino has more than 20 years of legal, financial, and operational experience advising and representing U.S. and international companies, including Fortune 50 companies, private equity funds and emerging technology companies. Mr. Georgino has deep global water and energy industry experience and has sourced, negotiated, structured, analyzed, and completed several hundred transactions over the course of his career. He is experienced in successfully completing and managing a variety of corporate and financial transactions and has represented clients in mergers and acquisitions, international corporate transactions, corporate structuring, corporate finance, public and private equity and debt offerings, and venture capital transactions. Prior to joining us, he served as Executive Vice President of Corporate Development and Chief Legal Officer of PICO Holdings Inc., a diversified holding company involved in, among other businesses, water resources and water storage since September 2007. Beginning in 2003, he was a partner with the law firm of Pepper Hamilton LLP. From 2000 to 2003 he was a partner with the international law firm of LeBoeuf, Lamb, Greene and MacRae, LLP (now Dewey & LeBoeuf LLP). Prior to that, Mr. Georgino served as Executive Vice President, General Counsel and Corporate Secretary of US Filter. Mr. Georgino was Manager, Corporate Development and Business Unit General Counsel with Alcoa, Inc. from 1988 until he joined US Filter. Mr. Georgino holds a Juris Doctor and Masters of Business Administration from Emory University, both of which were awarded in 1986.

Brian R. Anderson, Executive Vice President-Finance

Mr. Anderson has served as our Vice President-Finance since November 2011. From 2008 through November 2011, Mr. Anderson served as our Executive Vice President and Chief Financial Officer. As Executive Vice President, Finance, Mr. Anderson is involved in financial reporting, integration of acquired businesses and Sarbanes-Oxley compliance. Mr. Anderson joined the Company in 2007 as a consultant. From 2005 through 2007, Mr. Anderson served as the director of business development for K2, which was then a publicly listed manufacturer of sporting goods equipment, where his responsibilities included managing the domestic and international acquisition strategy for K2. From 2003 through 2005, he served as the director of financial accounting for K2, where his responsibilities included developing financial policy for K2. From May 2000 through 2003, he served as the corporate controller of USFilter, which was then a publicly listed provider of water and waste treatment systems and services, and served as assistant corporate controller from January 1997 through May 2000 where his responsibilities included developing and managing all phases of financial reporting for US Filter. Prior to joining US Filter, Mr. Anderson was the corporate controller for Wheelabrator Engineered Systems, a division of Waste Management. Mr. Anderson received a Bachelor of Arts degree with emphasis in finance and accounting from Oregon State University in 1977.

W. Christopher Chisholm, Executive Vice President and Chief Financial Officer

Mr. Chisholm has served as our Executive Vice President and Chief Financial Officer since November 2011. As Chief Financial Officer, he is involved in developing the Company’s overall financial structure, including the financial and accounting controls for all our operating subsidiaries. As Chief Financial Officer, he also is responsible for all finance and accounting related functions of the Company and its operating subsidiaries, including SEC reporting and Sarbanes-Oxley compliance. Prior to joining us, Mr. Chisholm was Executive Vice President and Chief Financial Officer of Envirogen Technologies, Inc. where together with a predecessor entity, Basin Water, Inc., he was employed since 2008. On July 16, 2009, Basin Water, Inc. filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From 2004 to 2008, Mr. Chisholm was Executive Vice President, Finance & Administration and Chief Financial Officer of Veolia Water North America, LLC. From 1997 to 2004, Mr. Chisholm held various positions with USFilter, including Group Controller, Vice President and Chief Financial Officer of the Water and Waste Water Group and Executive Vice President of Finance. Prior to his tenure at USFilter and predecessor companies, Mr. Chisholm was an Audit Senior Manager at KPMG, an international public accounting firm. Mr. Chisholm received a Bachelors of Business Administration with emphasis in accounting from Northeast Louisiana University, now known as The University of Louisiana at Monroe and is a Certified Public Accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2011 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Code of Business Conduct and Ethics is available in the “Governance” section of the Company’s website at http://heckmanncorp.com/governance.htm and a printed copy may also be obtained by any stockholder upon request. Requests for copies should be directed to the Heckmann Corporation, 200 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108, Attention: Corporate Secretary. The Company intends to post amendments to or waivers, if any, from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website. Among other matters, this Code of Business Conduct and Ethics is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations and stock exchange rules;

•	prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Audit Committee

The members of the Audit Committee are Dr. Osborne (Chair), and Messrs. Barkett and Spence. As noted above, all members of the Audit Committee meet the independence requirements of the NYSE and the additional independence requirements of the SEC. The Audit Committee’s written charter can be found in the “Governance” section of our website at http://heckmanncorp.com/governance.htm. The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include the following:

•	selecting and hiring of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;

•	reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

•	reviewing and approving any related party transactions; and

•

overseeing, discussing with our Board, management and our independent registered public accounting firm, and, as necessary, making recommendations to our Board regarding how to address, risks relating to accounting matters, financial reporting and legal and regulatory compliance and developments, and the services provided by our independent registered public accounting firm.

Audit Committee Financial Expert. The Board has also determined that Dr. Osborne and Mr. Spence qualify as “audit committee financial experts” as defined under SEC rules and regulations. As noted above, Dr. Osborne and Mr. Spence meet the independence requirements of the NYSE and the additional independence requirements of the SEC.

ITEM 11. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to our Chairman and Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President, Corporate Development and Chief Legal Officer, and our Executive Vice President, Finance. These five individuals are referred to collectively as the “named executive officers”. The Compensation Committee of the Board oversees the design and administration of our executive compensation program, with the objectives of providing compensation packages competitive within our industry and with a balanced focus on both short and long-term performance goals. The compensation packages of our named executive officers (other than Mr. Heckmann, as discussed below) consist of base salary, annual cash incentive bonus, and intermediate-term and long-term equity incentive awards.

Stockholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

In accordance with the requirements of the Dodd-Frank Act, the Company held its first advisory (non-binding) stockholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), and its first stockholder vote on the frequency of say-on-pay proposals, at its 2011 Annual Meeting of Stockholders. At such meeting, the Company’s stockholders approved the overall compensation of the Company’s named executive officers and elected to hold a say-on-pay vote every year. In light of the fact that 98.90% of the Company’s stockholders voting on the matter approved and supported our executive compensation practices at the 2011 Annual Meeting of Stockholders, the Compensation Committee determined to continue its general philosophy and decision-making process related to executive compensation matters in a manner consistent with its prior practices.

Compensation Philosophy

We believe executive compensation programs impact all employees by helping to create a positive environment of goals, expectations and rewards. We also believe that the compensation cost for our employees is an investment in human capital to secure certain knowledge and performance capabilities necessary for our business. To this end, our compensation programs for all employees, including our named executive officers, are designed to meet the following objectives:

•	provide a competitive total compensation package sufficient to attract, motivate and retain high caliber, proven performers;

•	support and recognize attainment of tactical and strategic goals of our organization;

•	align employee compensation with the interests of stockholders;

•

maintain an appropriate balance between fixed and variable compensation, and long-term and short-term incentives, with recognition of our senior executives’ responsibility for the Company’s overall performance and market value; and

•	provide long-term retention incentives to secure the services of key contributors to our business over an extended period of time.

Notwithstanding this philosophy, our Chairman and Chief Executive Officer, Mr. Heckmann, is also one of our largest stockholders. From our initial public offering in November 2007 through December 31, 2010, Mr. Heckmann did not receive any base salary, cash incentives or equity awards. Effective January 1, 2011, Mr. Heckmann’s annual base salary was established at $500,000, but he received no cash incentive bonus or equity awards. We believe that Mr. Heckmann’s level of stock ownership significantly aligns his interests with those of our stockholders and ensures that he is incentivized to grow our business for the benefit of our stockholders. The remainder of this discussion focuses on the executive compensation programs in place for our other named executive officers.

Compensation Determinations

The Compensation Committee determines each named executive officer’s compensation package based on the following factors:

•	the total portfolio of responsibilities assumed by the named executive officer;

•	the current market value of a particular job position, based on the skills, knowledge, experience and competencies required;

•	internal pay equity and the comparability of a position as compared to other similar positions within our Company;

•	our desire to pay at market or competitive levels based on current economic and business factors;

•	individual performance and contributions to Company performance; and

•	the prior year financial performance and projected growth of the Company.

In assessing whether our compensation programs meet our compensation objectives and the relation of our compensation programs to our business objectives, the Compensation Committee receives regular updates on our business results from management and reviews our quarterly financial statements and management projections. In addition, our Chairman and Chief Executive Officer annually reviews the performance of each of the executive officers (other than himself, whose performance is reviewed by the Compensation Committee with input from the full Board of Directors), and makes compensation recommendations to the Compensation Committee for consideration. The Compensation Committee has the discretion to approve, modify or reject any recommended compensation adjustments or awards.

In addition, during 2011, the Compensation Committee retained Linden Place Financial, LLC (“Linden Place Financial”), an independent compensation consultant, to assist with our review of the compensation packages provided to our executives.

In September 2011, the Compensation Committee, with the assistance of Linden Place Financial, selected a comparative peer group for compensation assessments based on industry similarity and similarity in size and to the Company’s projected annual revenue. The Compensation Committee expects to evaluate the composition of the peer group annually. In 2011, overall compensation package assessments were conducted with regard to the named executive officers, and short-term incentive bonus decisions were guided, in part, by review of the peer group data and in part by reference to industry survey data provided for the Oil and Gas Field Services, Nationwide by the Economic Research Institute and additional survey data for validation purposes from Mercer, LLC. The companies comprising the peer group were Basic Energy Services, Inc.; Complete Production Services, Inc.; and Key Energy Services, Inc. In addition, our members of the Compensation Committee are familiar with competitive compensation programs based on their collective experiences owning and managing other companies and sitting on other private and public companies’ boards of directors. The Compensation Committee does not “benchmark” executive compensation at any particular level in comparison with other companies, but instead uses the peer group data, industry surveys and familiarity with compensation programs to conduct an overall assessment of competitiveness.

Linden Place Financial reports directly to the Compensation Committee and does no other work for the Company. The Compensation Committee has sole authority to determine the terms of Linden Place Financial’s retention and services and Linden Place Financial’s interactions with management are generally limited to information provided to the Compensation Committee.

Components of Named Executive Officer Compensation

The Compensation Committee is committed to a strong, positive link between our short-term and long-term objectives and our compensation practices. The executive compensation program for our named executive officers, other than Mr. Heckmann, is comprised of four basic components: base salary; annual fixed cash incentives and an additional discretionary incentive opportunity; periodic intermediate-term incentive awards in the form of restricted stock; and long-term incentive awards in the form of stock options. The latter two components, intermediate- and long-term equity-based incentive awards, were incorporated into our executive compensation program with approval of the 2009 Equity Incentive Plan by the stockholders at the 2009 Annual Meeting. The Committee believes that this combination of fixed and variable components, and annual, intermediate and long-term components, has been appropriately structured in order for us to achieve our compensation objectives described above.

Base Salary. Base salaries provide a fixed component and minimum level of compensation for our executives, taking into account their responsibilities, level of experience, individual performance and internal pay equity considerations. Base salaries for our named executive officers are initially established by the terms of the employment agreement between the Company and the named executive officer, and then subject to annual evaluation by the Compensation Committee. The Company has recognized that to attract talented employees from secure positions at other more stable or mature companies, and to retain those employees, we must be able to pay competitive base salaries (supplemented by cash and equity incentive compensation). In addition, the Compensation Committee takes into account Company performance, executive responsibility, individual execution of duties and internal pay alignment in reviewing compensation. After reviewing the base salaries of our named executive officers in light of these factors, the Compensation Committee determined that none of the named executive officers’ base salaries would be increased during 2011. However, as noted above, and after considering the above factors as well as the total compensation and benefits provided to Mr. Heckmann, Mr. Heckmann’s credentials and experience, and his continuing role as Chairman and Chief Executive Officer, the Compensation Committee established a base salary of $500,000 for Mr. Heckmann effective January 1, 2011.

Annual Cash Incentive Opportunity. Pursuant to their employment agreements, Messrs. Georgino and Anderson are each eligible to receive a guaranteed bonus each year equal to 30% of base salary, respectively, and Mr. Chisholm is eligible to receive a guaranteed bonus equal to 10% of his base salary, provided in each case that the executive remains employed by the Company on the date of payment (see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential severance benefits). In addition, Messrs. Georgino, Anderson, Chisholm and Gordon are each eligible to earn a variable discretionary bonus each year, depending on the subjective review of their individual contributions and overall Company performance, as recommended by our Chief Executive Officer and reviewed and determined by the Compensation Committee. The discretionary bonus opportunity for each of Messrs. Georgino and Anderson is up to a maximum of 30% of his respective base salary, for Mr. Chisholm is up to 50% of his base salary, and for Mr. Gordon is up to 60% of his base salary. For their services performed in 2011, the guaranteed bonuses paid to the named executive officers were as follows: to Mr. Georgino, $60,000; to Mr. Anderson, $52,500; and to Mr. Chisholm, $3,219 (a pro-rated bonus). The Compensation Committee is reviewing individual contributions and overall Company performance during 2011, and has not yet determined to award discretionary bonuses to the named executive officers for their services performed in 2011. The maximum bonus for 2011 (determined as an aggregate of both guaranteed bonus and discretionary bonus) which may be awarded to any named executive officer will not exceed 60% of base salary.

Intermediate-Term Incentive Awards. We believe that the periodic use of intermediate-term incentive awards in the form of restricted stock, granted under our 2009 Equity Incentive Plan, is an important component of our executive compensation program. We believe that in general, for each of our executives, such grants of restricted stock will provide an incentive to remain in our employ without the need for a short-term significant increase in our stock price, due to the inherent value of the stock underlying the awards (as opposed to stock option awards, which lose incentive and retention value if our stock price falls below the exercise price). During 2011, we granted 100,000 shares of restricted stock to each of Messrs. Georgino and Anderson, 50,000 shares of restricted stock to Mr. Gordon as provided for in his employment agreement (see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information), and 150,000 shares of restricted stock to Mr. Chisholm in connection with his commencement of employment, which in each case will fully vest if the executive remains in the employ of the Company on the third anniversary of the grant date (see the “Grants of Plan-Based Awards” table below for more information).

Long-Term Incentive Awards. We currently utilize stock options, granted under our 2009 Equity Incentive Plan, as the primary vehicle for providing long-term compensation incentives to our named executive officers and other management employees. The Compensation Committee believes that stock options are an important part of compensation packages granted to these employees because they help attract and retain talented employees; the value received by the recipient of a stock option is based on the growth of our stock price, thereby creating and enhancing incentives to increase our stock price and maximize stockholder value; and they create a balance with shorter-term incentives such as base salary and bonuses and intermediate-term incentives such as restricted stock. The Compensation Committee determines the terms of and the number of shares underlying stock option awards to the named executive officers, and takes into account the recommendations of our Chairman and Chief Executive Officer in making decisions with regard to the other named executive officers.

In determining the number of applicable shares and the vesting schedule of stock options granted to named executive officers and other employees, the Compensation Committee generally takes into account the individual’s position, tenure with the Company, scope of responsibility, value of stock options in relation to the other elements of the individual’s total compensation and, where applicable, the need to attract and retain the individual for his or her current position. All stock option grants have an exercise price of at least fair market value on the date of grant, and are required to be approved by the Compensation Committee. The Company does not time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company.

As discussed in more detail in footnote 2 to the “Grants of Plan-Based Awards” table below, in 2011, the Committee determined to award 150,000 stock options to Mr. Chisholm in connection with his commencement of employment, and 100,000 stock options to Mr. Gordon as was provided for under his employment agreement; in each case, the stock option awards vest ratably over three years, provided that the executive remains employed as of each vesting date (see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-

Control” below for more information). The Compensation Committee believes that the number of stock options awarded to each executive was a critical factor in each executive’s decision to commence employment with the Company. No other stock option awards were granted to the named executive officers in 2011.

Severance Arrangements and Change-in-Control Payments

Our Chairman and Chief Executive Officer, Mr. Heckmann, is not a party to any employment agreement with the Company, and he is not entitled to any severance or other payments in connection with any termination of his employment. We have entered into employment agreements with each of our other named executive officers that contain provisions that provide certain severance and change-in-control benefits, which are fully discussed in the “Executive Employment Agreements and Potential Payments Upon Termination or Change-in-Control” section below. We believe these employment agreements provide severance and change-in-control protection under market-competitive terms.

Our outlook with respect to these change-in-control provisions is that they are appropriate because they make it easier for the executives to focus on the best interests of our Company and stockholders rather than the implications for them personally in the event our Company faces the possibility of a change-in-control. These provisions were designed to:

•	be consistent with current market practices;

•	afford reasonable protection without creating any undue windfall;

•	enhance the Company’s ability to retain key employees during critical but uncertain times; and

•	enhance an acquiror’s potential interest in retaining key executives.

Severance payments are only made under the employment agreements if the named executive officer executes a full general release of claims in favor of the Company. We believe that these severance and change-in-control payment provisions in our executive employment agreements are necessary in order for us to provide competitive compensation within our industry and to encourage our named executive officers to remain in our employ.

Assessment of Risk

The Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program and as reflected in our 2011 compensation actions. After assessing the possible risks, the Compensation Committee has concluded that the current executive compensation programs, reflected in our 2011 compensation actions, do not encourage inappropriate or excessive risk-taking and do not create the likelihood of a material adverse impact on the Company. In making its determination, the Compensation Committee considered the structure of our compensation plans, including the use of fixed base salaries, fixed and discretionary short-term incentives and equity-based intermediate and long-term equity incentive awards, and capped bonus opportunities under our short-term incentive plans.

Tax and Accounting Information

Section 162(m) of the Code and regulations adopted thereunder place limits on deductibility of compensation in excess of $1.0 million paid in any one year to certain of our named executive officers, unless this compensation qualifies as “performance based” as determined under regulations of the U.S. Treasury Department. The non-performance based compensation paid in cash to each of our named executive officers did not exceed the $1.0 million limit per officer in 2011, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our named executive officers will exceed that limit in 2012.

Our equity compensation plan is designed to be performance-based so that full value awards such as performance awards which vest solely based on performance may be performance-based compensation and deductible under Section 162(m). Stock options granted at or above market value will also be performance-based compensation and deductible under Section 162(m). However, full value awards which vest based on time will not be qualified as performance-based and may not be deductible.

Although it will consider the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain, and motivate high caliber executives and to align the executives’ interests with those of our stockholders. Thus, while in the course of structuring our compensation policies the Compensation Committee considers ways to maintain the tax deductibility of the compensation for named executive officers, the Compensation Committee intends to retain the necessary discretion to compensate executives in a manner in keeping with overall compensation goals and strategies, and may choose to provide compensation which may not be deductible by reason of Section 162(m).

In addition, the Compensation Committee has considered and will continue to consider the impact of the requirement under FASB ASC Topic 718 (previously SFAS 123R) that we record in our financial statements the expense incurred when stock options are granted to employees. In addition, the Compensation Committee will examine the tax impact on employees and the potential tax deductions to the Company with respect to the exercise of stock option grants. We do not pay or reimburse any named executive officers for any taxes due upon exercise of a stock option or upon the vesting of a restricted stock award.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Quayle (Chair), Holtz, and Dr. Osborne. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) set forth above. Based on such review and discussion, the Compensation Committee has recommended to the Board of the Company that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its proxy statement for the 2012 Annual Meeting of Shareholders.

J. Danforth Quayle (Chair)

Alfred E. Osborne, Jr.

Lou Holtz

Summary Compensation Table

The following table and accompanying notes provide information with respect to the compensation of the Company’s named executive officers during fiscal years 2011, 2010, and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Richard J. Heckmann Chairman and Chief Executive Officer	2011	$500,000	—	—	—	$500,000
	2010	—	—	—	—	—
	2009	—	—	—	—	—

Charles R. Gordon President and Chief Operating Officer	2011	$302,917	—	$262,000	$245,000	$809,917
	2010	$75,000	—	—	$1,020,000	$1,095,000
	2009	—	—	—	—	—

Damian C. Georgino Executive Vice President, Corporate Development and Chief Legal officer	2011	$203,442	$60,000	$614,000	—	$877,442
	2010	$15,385	—	—	$334,550	$349,935

	2009	—	—	—	—	—

Brian R. Anderson Executive Vice President Finance	2011	$175,000	$52,500	$614,000	—	$841,500
	2010	$175,000	$105,000	—	—	$280,000
	2009	$175,000	$52,500	$525,000	$275,400	$1,027,900

W. Christopher Chisholm Executive Vice President and Chief Financial Officer	2011	$27,885	$3,219	$964,500	$459,000	$1,454,604
	2010	—	—	—	—	—
	2009	—	—	—	—	—

(1)	Mr. Heckmann did not receive any salary, bonus or equity awards during 2009 and 2010. Effective January 1, 2011, he began to receive base salary at the rate of $500,000 per annum. Mr. Gordon commenced employment with the Company on October 1, 2010, and Mr. Georgino commenced employment with the Company on December 6, 2010. Mr. Chisholm commenced employment with the Company on November 15, 2011, with his base salary paid at the rate of $250,000 per annum.
(2)	Amounts in the Bonus column reflect payment of the guaranteed cash short-term incentive bonuses paid to the named executive officers for their services performed in 2011, as follows: to Mr. Georgino, $60,000; to Mr. Anderson, $52,500; and to Mr. Chisholm, $3,219. Mr. Chisholm’s short-term incentive bonus was a prorated award based on his guaranteed bonus of $25,000 and his commencement of employment in November 2011. See the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below for more information about the bonus arrangements for the named executive officers.
(3)

Messrs. Gordon, Georgino, Anderson and Chisholm each received restricted stock awards in 2011, granted under our 2009 Equity Incentive Plan. The restricted stock grants vest upon the third anniversary of the grant date, as the design of the awards is to provide market competitive compensation for services across multiple years. However, the dollar amount reflected in this column (for the 2011 awards and for Mr. Anderson’s restricted stock award in 2009) is equal to the aggregate grant date fair value of such restricted stock computed in accordance with FASB ASC Topic 718, meaning the entire value of the grant is presented in a lump sum. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these restricted stock awards, as well as the equity award made to Mr. Anderson in 2009, please see the discussion of equity awards contained in Note 8 to the Company’s consolidated financial statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2011. See the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2011.
(4)	Messrs. Gordon and Chisholm each received stock option awards in 2011, granted under our 2009 Equity Incentive Plan pursuant to their respective employment agreements. None of the other named executive officers received any options in 2011. The stock option grant to Mr. Gordon becomes vested in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to his continued employment on each vesting date. The stock option grant to Mr. Chisholm becomes one-third vested on the first anniversary of the grant date, and an additional 1/36 becomes vested monthly thereafter over the succeeding twenty-four month period, subject to his continued employment on each vesting date. These awards are intended to provide market-competitive compensation for services across multiple years. However, the dollar amount reflected in this column is equal to the aggregate grant date fair value of such options computed in accordance with FASB ASC Topic 718 ($2.45 for Mr. Gordon, and $3.06 for Mr. Chisholm), meaning the entire value of the grant is presented in a lump sum. The amounts shown for the option awards granted in 2010 and 2009 also reflect the aggregate grant date fair value with respect to the 2009 and 2010 fiscal years in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these option awards, please see the discussion of equity awards contained in Note 8 to the Company’s consolidated financial statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2011. See the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2011.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information regarding grants of plan-based awards during 2011 to our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Richard J. Heckmann		—	—	—	—
Charles R. Gordon	10/3/11	50,000	—	—	262,000
	10/3/11	—	100,000	5.24	245,000
Damian C. Georgino	7/1/11	100,000	—	—	614,000
Brian R. Anderson	7/1/11	100,000	—	—	614,000
W. Christopher Chisholm	11/15/11	150,000	—	—	964,500
	11/15/11	—	150,000	6.43	459,000

(1)	Mr. Anderson, Mr. Gordon, Mr. Georgino and Mr. Chisholm, respectively, each received an award of restricted stock in 2011. Each executive’s grant was awarded under the Company’s 2009 Equity Incentive Plan. Each executive’s restricted stock award becomes fully vested on the third anniversary of the grant date, subject to his continued employment on such vesting date. Each executive’s restricted stock award may also vest in connection with certain terminations of the executive’s employment, as described in more detail in the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below.

(2)	Mr. Chisholm received a stock option award in 2011 in connection with his commencement of employment with the Company. Pursuant to the terms of his employment agreement, Mr. Gordon received an additional stock option award in 2011 in connection with his continued employment with the Company. Each executive’s option grant was awarded under the Company’s 2009 Equity Incentive Plan, and was granted with an exercise price at fair market value on the date of grant. Mr. Gordon’s option grant becomes vested in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to his continued employment on each vesting date. The stock option grant to Mr. Chisholm becomes one-third vested on the first anniversary of the grant date, and an additional 1/36 becomes vested monthly thereafter over the succeeding twenty-four month period, subject to his continued employment on each vesting date. Each executive’s option grant may also vest in connection with certain terminations of the executive’s employment, as described in more detail in the “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below.
(3)	The dollar amount reflected in this column for the restricted stock and option awards is equal to the grant date fair value of such award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 8 to the Company’s consolidated financial statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table discloses certain information regarding all equity awards outstanding for each of our named executive officers as of December 31, 2011. All of these awards were granted under our 2009 Equity Incentive Plan. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Richard J. Heckmann	—		—		—	—	—		—
Brian R. Anderson	90,000	(1)	45,000	(1)	$3.98	08/13/2019	100,000	(1)	$665,000
Charles R. Gordon	166,667		333,333	(2)	$3.91	10/06/2020	50,000	(2)	$332,500
	—		100,000	(2)	$5.24	10/02/2021	—		—
Damian C. Georgino	50,000		100,000	(3)	$4.26	12/02/2020	100,000	(3)	$665,000
W. Christopher Chisholm	—		150,000	(4)	$6.43	11/14/2021	150,000	(4)	$997,500

(1)	Options were granted on August 13, 2009, and became one-third vested on August 13, 2010 and August 13, 2011. The remaining 45,000 unvested options will vest on August 13, 2012. The restricted stock award was granted on July 1, 2011, and is scheduled to fully vest on the third anniversary of the grant date, July 1, 2014. In each case, vesting will occur only if Mr. Anderson remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).
(2)	500,000 options were granted on October 7, 2010, and 100,000 options were granted on October 3, 2011. 166,667 options vested on October 7, 2011. The remaining unvested options vest as follows: (i) 166,667 unvested options from the 2010 grant vest on each of October 7, 2012 and October 7, 2013, and (ii) 100,000 unvested options from the 2011 grant vest one-third on October 3, 2012, one-third on October 3, 2013, and one-third on October 3, 2014. The restricted stock awards are scheduled to fully vest on the third anniversary of the grant date, October 3, 2011. In each case, vesting will occur only if Mr. Gordon remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).
(3)	150,000 options were granted on December 6, 2010 and became one-third vested on December 3, 2011. The remaining 100,000 unvested options become vested 1/36 on each monthly anniversary over the succeeding twenty-four month period. The restricted stock award was granted on July 1, 2011, and will fully vest on the third anniversary of the grant date, July 1, 2014. In each case, vesting will occur only if Mr. Georgino remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).

(4)	150,000 options were granted on November 15, 2011, which will become one-third vested on November 15, 2012, and 1/36 of the options vest on each monthly anniversary thereafter over the succeeding twenty-four month period. 150,000 shares of restricted stock were granted on November 15, 2011, and will fully vest on the third anniversary of the grant date, November 15, 2014. In each case, vesting will occur only if Mr. Chisholm remains employed as of such date (but, see “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential accelerated vesting severance benefits).
(5)	Market value has been calculated based on the value of $6.65 per share, the closing price of our stock on December 30, 2011.

Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control

Current Executive Officers. We do not have an employment agreement with Richard J. Heckmann, and Mr. Heckmann is not entitled to any severance or other payments in connection with his termination of employment. We have entered into employment agreements with Messrs. Anderson, Gordon, Georgino and Chisholm that provide each with certain severance benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason.

The employment agreement with Mr. Anderson is for a perpetually renewing term of one year, while the employment agreements with Messrs. Gordon, Georgino and Chisholm have three-year terms. The employment agreements provide Messrs. Anderson, Gordon, Georgino and Chisholm with annual salaries of $175,000, $300,000, $200,000 and $250,000 respectively, subject to annual review by the Compensation Committee. The employment agreements for Messrs. Anderson and Georgino entitle each executive to receive a guaranteed bonus of 30% of annual salary, and also provide for an opportunity to receive an additional discretionary bonus of up to 30% of annual salary. Under Mr. Gordon’s agreement, beginning in 2011, he is eligible for a bonus of up to 60% of annual salary pursuant to a bonus plans or plans approved by the Company from time to time. Under Mr. Chisholm’s agreement, he is entitled to receive a guaranteed bonus of 10% of annual salary and an opportunity to receive an additional discretionary bonus of up to 50% of annual salary. Each executive’s agreement also provides for health and vacation benefits, and contemplates that the executive will be eligible for future equity or other incentive awards. Mr. Gordon’s agreement also provides for an annual grant of 100,000 stock options and 50,000 shares of restricted stock.

The employment agreements for Messrs. Anderson, Gordon, Georgino and Chisholm provide for the following payments and benefits if the executive is terminated by us without cause or resigns for good reason:

•

For Mr. Anderson, (i) a lump-sum payment of an amount reached by mutual agreement, but no less than an amount equal to his most recent twelve months’ base salary and bonus (including both the guaranteed and maximum discretionary bonus components), (ii) reimbursement for health premiums under COBRA for a period of up to 12 months, and (iii) if the termination is without cause, full vesting of all outstanding equity awards.

•

For Mr. Gordon, (i) payment of an amount equal to his most recent twelve months’ base salary in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, and (iii) reimbursement for health premiums under COBRA for a period of up to 12 months.

•

For Mr. Georgino, (i) a lump-sum payment of an amount equal to his most recent twelve months’ base salary (and if the termination is without cause, twelve months of his guaranteed bonus), (ii) reimbursement for health premiums under COBRA for a period of up to 12 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to his most recent twelve months’ base salary (and if the termination is without cause, twelve months of his guaranteed bonus), (ii) reimbursement for health premiums under COBRA for a period of up to 12 months, and (iii) full vesting of all outstanding equity awards.

In the event of a termination by us without cause or, for Messrs. Gordon, Georgino and Chisholm, resignation for good reason, in either case, in connection with a change-in-control of the Company (which generally means a termination within one year after a change-in-control or, for Mr. Anderson, a termination within six months prior to the date of the change-in-control), Messrs. Anderson, Gordon, Georgino and Chisholm will be entitled to receive the following enhanced payments and benefits in lieu of those described above:

•

For Mr. Anderson, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his maximum annual bonus (including both the guaranteed and discretionary bonus components) (ii) reimbursement for health premiums under COBRA or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Gordon, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs (ii) reimbursement for health premiums under COBRA or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Georgino, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary and guaranteed bonus, in each case as in effect on the termination date or immediately prior to the change-in-control, whichever is higher, (ii) reimbursement for health premiums under COBRA or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary and guaranteed bonus, in each case as in effect on the termination date or immediately prior to the change-in-control, whichever is higher, (ii) reimbursement for health premiums under COBRA or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

Under the employment agreements for Messrs. Anderson, Georgino and Chisholm, in the event the executive’s employment terminates due to death or disability, each executive’s agreement entitles him to receive the same severance payment described above for a non-change-in-control related termination by us without cause. Under his employment agreement, Mr. Gordon will become entitled to an amount equal to 12 months’ base salary, payable over 12 months, upon termination due to disability.

In order to receive the severance payments and benefits described above, each executive is required to execute a full general release of claims in favor of the Company.

For purposes of the employment agreements, “cause” is generally deemed to exist if the executive, at any time: commits a material breach of his employment agreement, is guilty of gross negligence in connection with or affecting the business or affairs of the Company, is guilty of insubordination, intentionally misappropriates or destroys intellectual property, or is convicted of, or pleads no contest to, a felony criminal offense.

For purposes of the employment agreements for Messrs. Anderson and Gordon, “good reason” generally means a material reduction in an executive’s authority, duties, and executive responsibilities with the Company, a change in direct reporting to anyone of lesser rank than the Chief Executive Officer, or a material breach of his employment agreement by the Company. For purposes of the employment agreements for Messrs. Georgino and Chisholm, “good reason” generally means a material reduction in base salary, a material change in his employment location, a material reduction in duties, position or responsibilities, or a material breach of his employment agreement by the Company.

In the tables below, we summarize the estimated payments and benefits that will be made to Messrs. Anderson, Gordon, Georgino and Chisholm upon a termination of employment in the various circumstances listed. These payments and benefits would be provided by the Company. Please see “Compensation Discussion and Analysis” above for a discussion of how the level of these payments and benefits was determined. The tables should be read together with the above description of our employment agreements with Messrs. Anderson, Gordon, Georgino and Chisholm. The major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event took place on December 31, 2011, with base salaries in effect at the end of the 2011 fiscal year and bonuses payable at the maximum 60% of base salary being used for purposes of any severance payout calculation.

Bonus. The tables below use the amount of the maximum bonuses payable (aggregate of 60% of base salary) to Messrs. Anderson, Gordon, Georgino and Chisholm for services during 2011.

Equity Acceleration upon a Change-in-Control. In addition to the accelerated vesting of equity awards upon a qualifying termination pursuant to the employment agreements described above, the outstanding equity awards held by Messrs. Anderson, Gordon, Georgino and Chisholm will become fully vested in connection with a change-in-control if the awards are not assumed by the acquiror or cancelled in exchange for a payment equal to the value of the awards. For purposes of calculating the value of shares underlying accelerated awards, we have used $6.65, the closing price of a share of our common stock on December 30, 2011.

Health Benefits. The monthly costs of health benefits that may be payable on termination as set forth in our employment agreements with Messrs. Anderson, Gordon, Georgino and Chisholm have been estimated to be $1,083 each as of December 31, 2011.

The following table describes the potential payments upon termination for Charles Gordon, our President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Charles R. Gordon
Cash Compensation
Base Salary	$300,000	$300,000	$600,000	$300,000	$0	$0
Bonus	$180,000	$180,000	$360,000	$0	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$0	$0	$1,295,832	$0	$0	$0
Health Benefits	$12,996	$12,996	$25,992	$0	$0	$0
Total	$492,996	$492,996	$2,281,824	$300,000	$0	$0

The following table describes the potential payments upon termination for Damian C. Georgino, our Executive Vice President, Corporate Development and Chief Legal Officer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Damian C. Georgino
Cash Compensation
Base Salary	$200,000	$200,000	$400,000	$200,000	$0	$0
Bonus	$60,000	$0	$120,000	$60,000	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$904,000	$904,000	$904,000	$904,000	$0	$0
Health Benefits	$12,996	$12,996	$25,992	$12,996	$0	$0
Total	$1,236,996	$1,116,996	$1,569,992	$1,236,996	$0	$0

The following table describes the potential payments upon termination for Brian R. Anderson, our Executive Vice President – Finance.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
Brian R. Anderson
Cash Compensation
Base Salary	$175,000	$175,000	$350,000	$175,000	$0	$0
Bonus	$105,000	$105,000	$210,000	$105,000	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$785,150	$0	$785,150	$785,150	$0	$0
Health Benefits	$12,996	$12,996	$25,992	$12,996	$0	$0
Total	$1,078,146	$292,996	$1,371,142	$1,078,146	$0	$0

The following table describes the potential payments upon termination for W. Christopher Chisholm, our Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Termination without Cause	Resignation for Good Reason	Termination in connection with a Change-in- Control	Death or Disability	Termination for Cause	Resignation other than for Good Reason
W. Christopher Chisholm
Cash Compensation
Base Salary	$250,000	$250,000	$500,000	$250,000	$0	$0
Bonus	$25,000	$0	$50,000	$25,000	$0	$0
Equity Awards and Health Benefits
Acceleration of Unvested Equity Grants	$1,030,500	$1,030,500	$1,030,500	$1,030,500	$0	$0
Health Benefits	$12,996	$12,996	$25,992	$12,996	$0	$0
Total	$1,318,496	$1,293,496	$1,606,492	$1,306,796	$0	$0

2011 DIRECTOR COMPENSATION

Directors of publicly traded companies have substantial responsibilities and time commitments, and there is a competitive market for highly qualified and experienced directors. As such, the Compensation Committee seeks to provide appropriate compensation to directors taking into account these factors. Based on a review of our historical practices and a general review of market-competitive practices, our Compensation Committee determined in 2011 that the annual retainer for all non-executive members of the Board will be $75,000 per annum, paid in the form of restricted stock under our 2009 Equity Incentive Plan. In addition, members of the Board who serve on the Audit Committee receive a cash amount of $1,000 per Audit Committee meeting attended, with the chairperson receiving an additional $1,000 per meeting. These restricted stock awards vest 1/2 on each of the two anniversaries following the grant date. Directors are also reimbursed for their out-of-pocket expenses incurred in traveling to a Board meeting. The following table provides information on the compensation of the members of our Board (who are not also our employees) during 2011. The compensation paid to Mr. Heckmann, who is one of our employees, is presented above in the Summary Compensation Table and the related tables. Mr. Heckmann did not receive any additional compensation for his service as a director. In addition, as Mr. Simonds was appointed to the office of Vice Chairman of the Board, and is considered an executive member of the Board, the Compensation Committee did not grant Mr. Simonds an award of restricted stock for services performed in 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Edward A. Barkett	7,000	74,060	81,060
Lou Holtz	—	74,060	74,060
Alfred E. Osborne, Jr.	12,000	74,060	86,060
J. Danforth Quayle	—	74,060	74,060
Andrew D. Seidel	—	74,060	74,060
Robert B. Simonds, Jr.	—	—	0
Kevin L. Spence	7,000	74,060	81,060

(1)	Directors who are members of our Audit Committee receive $1,000 in fees per meeting, and our Chairperson of the Audit Committee (Dr. Osborne) receives an additional $1,000 in fees per meeting attended.
(2)	Each of our non-employee directors, with the exception of Mr. Simonds, received an award of 14,000 restricted shares in 2011 that vest 1/2 on each of the first two anniversaries of the grant date. The dollar amount reflected above is equal to the aggregate grant date fair value of the restricted shares ($5.29) computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 8 to the Company’s consolidated financial statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2011.

(3)	As of December 31, 2011, our non-employee directors held the following number of stock options and unvested restricted stock awards. All awards consist of restricted stock except for the 500,000 stock options previously granted to Mr. Simonds in 2010.

Name	Number of awards
Edward A. Barkett	24,000
Lou Holtz	24,000
Alfred E. Osborne, Jr.	24,000
J. Danforth Quayle	24,000
Andrew D. Seidel	24,000
Robert B. Simonds, Jr.	510,000
Kevin L. Spence	14,000

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2011, with respect to shares of our common stock that may be issued under the Heckmann Corporation 2009 Equity Incentive Plan, which is our only existing equity compensation plan under which grants can be made. Stockholders approved the plan on May 7, 2009.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding awards (a)	Weighted Average exercise price of outstanding awards (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by stockholders	3,210,000	$4.84	963,393	(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,210,000	$4.84	963,393

(1)	The sum of options to acquire 2,709,750 shares of common stock and 1,326,859 shares of restricted stock awarded under the Heckmann Corporation 2009 Equity Incentive Plan less 826,607 shares issued thereunder.
(2)	Available as of December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock on March 5, 2012, by (i) those persons known by management of the Company to beneficially own 5% or more of our common stock, (ii) each director and director nominee, (iii) our named executive officers, and (iv) all executive officers and directors of the Company as a group.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Richard J. Heckmann(3) Chairman and Chief Executive Officer	12,349,236	9.74%

Charles R. Gordon(4)(5) President and Chief Operating Officer	650,000	*	%

Lou Holtz Director	222,232	*	%

Edward A. Barkett Director	54,000	*	%

J. Danforth Quayle(6)(7) Director	169,616	*	%

Andrew D. Seidel(8) Director	81,000	*	%

Alfred E. Osborne, Jr.(9) Director	130,616	*	%

Kevin L. Spence Director	14,000	*	%

Robert B. Simonds, Jr.(10) Director and Vice-Chairman	600,000	*	%

Brian R. Anderson(11) Executive Vice President, Finance	405,000	*	%

W. Christopher Chisholm(12) Executive Vice President and Chief Financial Officer	300,000	*	%

Damian C. Georgino(13)(14) Executive Vice President, Corporate Development and Chief Legal Officer	252,000	*	%

Executive officers, directors and director-nominees as a group	15,227,700	12.02%

FMR LLC(15) 82 Devonshire Street Boston, Massachusetts 02109	16,084,246	12.69%

BlackRock, Inc.(16) 40 East 52nd Street New York, NY 10022	8,398,426	6.63%

Steinberg Asset Management, LLC(17) 12 East 49th Street Suite 1202 New York, NY 10017	8,287,635	6.54%

S.A.C. Capital Advisors, L.P.(18) 72 Cummings Point Road Stamford, CT 06902	8,149,650	6.43%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address for each director, director-nominee and officer is c/o Heckmann Corporation, 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to the Company.
(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 5, 2012 are deemed outstanding. For each individual and group, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 126,726,124 shares of common stock outstanding on March 5, 2012 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 5, 2012. No shares of common stock held by a director, director nominee or officer has been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.
(3)	Based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2012, Mr. Heckmann beneficially owns 12,349,236 shares of common stock as follows: (i) Mr. Heckmann holds of record 181,500 shares of common stock, (ii) Mr. Heckmann is deemed to be the indirect owner of 29,000 shares of common stock that are held of record by Mr. Heckmann’s spouse, Wendy Hope Heckmann, (iii) Mr. Heckmann is deemed to be the indirect owner of 9,000 shares of common stock that are held of record by two of his children, each of whom resides with Mr. Heckmann, (iv) Mr. Heckmann indirectly owns 12,129,736 shares of common stock that are held of record by Heckmann Acquisition, LLC, a Delaware limited liability company, of which Heckmann Enterprises, Inc., a California corporation, is the sole member; Mr. Heckmann is sole shareholder of Heckmann Enterprises, Inc.
(4)	Includes 500,000 shares of employee stock options, 166,666.33 shares of which vested on October 7, 2011, and 166,666.33 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(5)	Includes 100,000 shares of employee stock options, with 33,333.33 shares vesting on October 3, 2012, and 33,333.33 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(6)	Includes 110,616 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust.
(7)	Includes 25,000 shares that are held of record by the BTC Inc. Retirement Trust.
(8)	Includes 44,000 shares that are held of record by the Andrew D. Seidel Living Trust.

(9)	Includes 106,616 shares that are held of record by the Alfred E. Osborne Jr. and Nancy Rahnasto Osborne Trust.
(10)	Includes 500,000 shares of employee stock options, 166,666.33 shares of which vested on October 7, 2011, and 166,666.33 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(11)	Includes 135,000 shares of employee stock options, 45,000 shares of which vested on August 13, 2010, and 45,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(12)	Includes 150,000 shares of employee stock options, with 50,000 shares vesting on November 15, 2012, and 50,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(13)	Includes 150,000 shares of employee stock options, 50,000 shares of which vested on December 3, 2011, and 50,000 shares vesting on completion of each additional full year of service thereafter, until fully vested.
(14)	Includes (i) 1,000 shares held in trust, in which Mr. Georgino is trustee, for the benefit of his son, and (ii) 1,000 shares held in trust, in which Mr. Georgino is trustee, for the benefit of his daughter.
(15)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC, a parent holding company. FMR LLC has the sole power to vote or to direct the voting of 5,774,251 shares, and the sole power to dispose or to direct the disposition of 16,084,246 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,309,995 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,309,995 shares owned by the Funds. Family members of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 728,399 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 5,045,852 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 5,045,852 shares and sole power to vote or to direct the voting of 5,045,852 shares of common stock owned by the institutional accounts managed by PGATC as reported above.
(16)	Based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc., which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares of common stock. No one person’s interest is more than 5% of the total outstanding common shares.
(17)	Based solely on the information contained in the Schedule 13G filed with the SEC on February 14, 2012 by Steinberg Asset Management LLC. Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, LLC and Michael A. Steinberg & Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg’s wife and children as well as securities held in trust for Mr. Steinberg’s children of which Mr. Steinberg is trustee.

(18)	Based solely on the information contained in the Schedule 13G filed with the SEC on February 14, 2012, by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C Capital Associates, LLC, CR Intrinsic Investors, LLC and Steven A. Cohen pursuant to their joint filing agreement dated February 14, 2012. S.A.C Capital Advisors LP, S.A.C Capital Advisors Inc. and Mr. Cohen beneficially own 7,849,650 shares subject to shared voting and shared dispositive power. CR Intrinsic Investors, LLC and Mr. Cohen own 300,000 shares subject to shared voting and shared dispositive power.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction may be consummated, and may continue, only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the Company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person.

We have an arrangement with Heckmann Enterprises LLC (“Heckmann Enterprises”), with regard to which Mr. Heckmann, our Chairman and Chief Executive Officer, is the sole member, for our use of an airplane owned by Heckmann Enterprises. The airplane may be used by us solely for business-related purposes. Pursuant to the arrangement, which was approved by the Compensation Committee of the Board of Directors, we partially reimburse Heckmann Enterprises an hourly fee (currently $6,000 per hour) for the use of the airplane. However, Heckmann Enterprises pays all costs and expenses relating to the operation and ownership of the airplane. During 2011, these payments made by the Company to Heckmann Enterprises totaled approximately $675,000. We believe that this arrangement is at least as favorable to the Company as an arrangement with a third party for aircraft use. The arrangement may be terminated by either us or Heckmann Enterprises at any time.

DIRECTOR INDEPENDENCE

We currently have eight directors on our Board. The rules of the NYSE require listed companies to have a board of directors with at least a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Barkett, Holtz, Osborne, Quayle, Simonds and Spence are independent under the NYSE rules.

Members of the Audit Committee must also satisfy an additional SEC independence requirement, set forth in Rule 10A-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as director, or otherwise be an “affiliated person” of the Company. The Board has determined that Messrs. Osborne (Chair), Barkett, and Spence, each of whom is a member of our Audit Committee, all satisfy the heightened SEC independence requirements for Audit Committee members.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Registered Public Accounting Firm’s Fees and Services

The following is a summary of the independent registered public accounting fees billed to us for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	KPMG LLP	GHP Horwath P.C.	GHP Horwath P.C
Fee Category	2011	2011	2010
Audit Fees	$325,000	$86,504	$708,910
Audit Related Fees	35,000	3,518	8,514
Tax Fees	86,909	45,937	43,420
All Other Fees	—	—	—
Total Fees	$446,909	$135,959	$760,844

Audit fees consists of fees billed for each of 2011 and 2010 for professional services rendered in connection with the audit of our annual consolidated financial statements, reviews of our interim consolidated financial statements included in our Form 10-Q, and assistance with securities offerings, including the review of related documents and issuance of consents.

Audit related fees consists of fees that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees”.

Tax fees consists of fees billed for 2011 and 2010 for tax compliance and tax planning and advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by the independent registered public accounting firm of audit and non-audit services. The independent registered public accounting firm may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. All services described above were approved by the Audit Committee.